Exhibit 10(a)

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release — Draft

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES GLOBAL REFINANCING

PRIVATE INVSTMENT BY ARES’ CORPORATE OPPORTUNITIES FUND, LP

        BETHESDA, MARYLAND, May 4, 2006. Hanger Orthopedic Group, Inc. (NYSE:HGR) announced today that it intends to undertake a global refinancing of its debt structure, which will seek to refinance all of its outstanding bank and bond indebtedness and preferred stock utilizing the proceeds from a $50 million private placement of 3.33% convertible perpetual preferred stock to Ares’ Corporate Opportunities Fund, L.P., a private equity fund of Ares Management LLC, a new senior secured credit facility comprised of a $230 million term loan and a $75 million revolving credit facility and a private offering, subject to market and other conditions, of up to $190 million principal amount of senior unsecured notes. Hanger intends to use approximately $166 million to repay indebtedness outstanding as of March 31, 2006 under its existing revolving credit and term loan facilities, $200 million to refinance its 10-3/8% senior notes due 2009, $16 million to refinance its outstanding 11-1/4% senior subordinated notes due 2009 and approximately $65 million to redeem its outstanding 10% redeemable preferred stock. Hanger expects the refinancing to be accretive to earnings per share upon its consummation.

        Each of the proposed new senior credit facility and private placements of convertible preferred stock and senior notes will be conditioned upon, among other things, the consummation of each other component of the refinancing.

        The senior notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S of the Securities Act of 1933. The senior notes will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 provides, which provides a “safe harbor” for certain forward- looking statements. Statements relating to future results of operations in this press release reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including market conditions and other factors that could affect the Company’s ability to complete the proposed debt offering. A more extensive discussion of other risk factors relating to the Company’s overall business and financial performance can be found in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Investors and analysts are cautioned not to place undue reliance on these statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.